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Press Release
                                  Exhibit 99.1

         En Pointe Technologies, Inc. Announces Resignation of Barry M.
                         Abelson From Board of Directors

 Los Angeles, CA - July 23, 2003 - En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products and services, today announced that Barry M. Abelson has decided to resign from the Company's Board of Directors effective immediately due to other business and personal commitments.

 "Everyone at En Pointe, including our Board of Directors, wants to express our heartfelt appreciation to Mr. Abelson for his contributions to the Company during his tenure on the Board," stated Bob Din, Chairman, CEO and President of the Company. "He has our deepest respect and we wish him the very best."

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. En Pointe Professional Services offers value added services such as:
Pre-sales consulting, Technology Planning and Management, which includes -- integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise, is represented nationally with a concentration in over 22 sales and service markets throughout the United States, as well as a value-added ISO 9001 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.

Contact:

Kevin Ayers
Chief Financial Officer
En Pointe Technologies, Inc.
Phone:  (310) 725-9717
Fax:  (310) 725-1185
e-mail:  ir@enpointe.com
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